Exhibit 10.24

October 11, 2019

Wendye Robbins, M.D.

San Francisco, CA

Dear Wendye:

The Board of Directors (the “Board”) of RAPT Therapeutics, Inc. (the “Company”) is pleased to welcome you as a member of the Board. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

In connection with your services on the Board, we will pay you the following:

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Cash Retainer: Following your appointment to the Board, an annual cash retainer of $20,000, payable in quarterly installments. The retainer will be subject to adjustment pursuant to the Company’s director compensation policies in effect from time to time.

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Stock Options: Subject to approval of the Board and the terms and conditions of the Company’s 2015 Stock Plan (the “Plan”) and the applicable stock option agreement, you will be granted an option to purchase 32,000 of the company’s Common Stock (after giving effect to the 1-for-6 reverse stock split effected as of July 19, 2019) (the “Initial Grant”). Your Initial Grant will vest in equal monthly installments over the next 48 months subject to your continued service, as described in the applicable Stock Option Agreement. Subject to approval of the Board and your continued service on the Board, you will be granted annual grants starting at your second anniversary of Board service. Annual grants will vest in equal monthly installments over 48 months subject to your continued service. The exercise price per share of the Initial Grant and the annual grants will be equal to the fair market value per share on the date the option is granted. In addition, if the Company is subject to a Change of Control (as defined in the Plan), then the Company shall accelerate the vesting of your stock options such that 100% of your stock options shall become fully vested. We will review our compensation policy for Board members in the event of an initial public offering.

We will review our compensation policy for Board members in the event of an initial public offering.

We will also reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take necessary and reasonable steps to maintain the confidential nature of all Confidential Information. By signing this letter agreement, you represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of your overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with the Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information of the Company.

On behalf of the full Board, we are excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

If you have any questions, please do not hesitate to call me.

Very truly yours,

/s/ Brian R. Wong
Brian R. Wong, M.D., Ph.D.
Chief Executive Officer
RAPT Therapeutics, Inc.

I have read and accept this offer:

/s/ Wendye Robbins
Signature of Wendye Robbins, M.D.

Dated: October 11, 2019